Exhibit 10.14

September 15th, 2009	CONFIDENTIAL MEMO
Mr. Monty Vogler
Bluff Creek Petroleum LLC
4625 North 1st Street
Abilene, Texas 79603
Re:	Purchase Offer — Letter of Intent w/ Oil Price Clause
Dear Mr. Vogler:
NYTEX Petroleum, Inc. (NYTEX) is pleased to offer to purchase 100% working interest in certain oil and gas leases of Bluff Creek Petroleum LLC (Bluff Creek) consisting of eight producing oil leases and three undeveloped leases in Jones County, Texas. The terms and conditions of the offer are as follows:
1.	The list of Bluff Creek oil and gas leases to be purchased are 100% working interest in the leasehold acreage in total and existing production from all the wellbores (producing & non-producing) in:

RRC
LEASE
BLUFF CREEK LEASE NAME	ID
HALL, A.D.	20284
KISER	29606
KISER	30121
KISER “A”	29459
KISER “B”	30029
REYNOLDS	29182
REYNOLDS, ELBERT	22812
RIGGS	29748
•	The three undeveloped, undrilled leases included in this purchase offer are the R. Doty, B.J. Doty and Markham leases.
2.	NYTEX purchases 100% ownership in all lease and well equipment, tank batteries, SWD pumps and equipment — any and all lease and well equipment in these 11 total leases.

3.	At closing, Bluff Creek will transfer operations making NYTEX the ‘Operator of Record’ in actively managing the production and project development plans. Such transference of operations on the subject leases to NYTEX will be effectuated by Bluff Creek and NYTEX executing Texas Railroad P-4 change of operatorship forms.
Dallas office: 12222 Merit Drive, Suite 1850  •  Dallas. Texas 75251  •  Phone: 972•770•4700•  Fax: 972•770• 4701

N.Y. office N. Y. Mercantile Bldg.  •  One North End Ave. Suite 1301  •  N.Y., N.Y. 10282  •  Phone: 212•766•5995 • Fax: 212•766•2424

4.	At closing NYTEX will pay a cash payment to Bluff Creek Petroleum LLC of $5,000,000.

5.	Within fifteen business days of both parties signing this Purchase Offer, and upon NYTEX’s confirmation of lease operating costs for the leases to be acquired averaging $10,000 per month or less, NYTEX will pay a $50,000 cash payment as earnest money to Bluff Creek which shall count toward the $5,000,000 total purchase price. Such fifteen day time period, includes five business days in which Bluff Creek makes available to NYTEX the relevant data for NYTEX to verify historical revenues and lease operating expenses for the leases to be acquired, and if the lease operating costs exceed an average of $10,000 per month, NYTEX will revise its offer price accordingly.

6.	Within ninety days of both parties signing this Purchase Offer, NYTEX will complete its full due diligence for the leasehold, wellbores and equipment to be acquired herein. If for some reason during the due diligence process an incurable title defect is discovered after NYTEX has delivered the earnest money described in Paragraph 5 above, Bluff Creek will return the earnest money to NYTEX.

7.	OIL PRICE VARIANCE CLAUSE — This Letter of Intent is tied to a given NYMEX (Plains Marketing, LP) WTI spot price as a basis ($64.75 on 9/14/09) — if there is any variance over 10% plus or minus this basis price, then either Bluff Creek or NYTEX has the option & right to re-evaluate this Contract offer price for the 11 oil leases. This clause protects both parties from excessive price volatility during the term of this letter agreement and during the due diligence process.

8.	Upon mutual agreement and execution by both parties of this Purchase Offer, NYTEX will begin a due diligence period during which Bluff Creek will make available its accounting books, production and workover records, title opinions and leases to NYTEX at mutually agreeable times at the offices of Bluff Creek Petroleum..

9.	During the due diligence period, a mutually agreeable Purchase and Sale Agreement will be prepared for execution on or before the closing date of December 15th, 2009.

10.	The Purchase and Sale Agreement that will be prepared shall provide that Monty G. Vogler shall have the first right of refusal to purchase the leases should NYTEX, its successors or assigns ever elect to offer the leases for sale at any time in the future, so long as any of the leases have an open wellbore.

11.	NYTEX, its successors or assigns agree to provide Monty G. Vogler in a timely manner, with a copy of all logs, well site analysis, formation sample description and perforation intervals pertaining to all new wells drilled on the leases.
NYTEX plans to work out a mutually agreeable plan where Bluff Creek is contracted for certain administrative services such as invoicing, production reporting, RRC filing reporting and permitting. Contract period will be at least 90 days during the initial ‘transition’ period, and can be extended to a longer term as agreed upon by both parties.
NYTEX would also like to contract Mr. Vogler for part time consulting services (operations, production maintenance) at a mutually agreeable consulting rate for the 90 day initial ‘transition’ period, and can be extended to a longer term as agreed upon by both parties.
If the terms and conditions of this Purchase Offer are acceptable to you, please so indicate by signing in the space provided below.

Respectfully submitted,
/s/ Michael Galvis
NYTEX Petroleum, Inc.
Michael Galvis President and CEO

AGREED TO AND ACCEPTED BY:	/s/ Monty Vogler
Monty Vogler, Bluff Creek Petroleum LLC

Date: September 15th                      ,2009